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Exhibit 8.1

January 4, 2008

American Financial Realty Trust
610 Old York Road
Jenkintown, Pennsylvania 19046

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the "Registration Statement") of Gramercy Capital Corp., a Maryland corporation ("Gramercy"), including the proxy statement of American Financial Realty Trust, a Maryland real estate investment trust ("AFRT"), forming a part thereof, relating to the proposed merger (the "Merger") of GKK Stars Acquisition Corp., a Maryland corporation and an indirect subsidiary of Gramercy ("Merger Sub"), with and into AFRT.

        We have participated in the preparation of the discussion set forth in the section entitled "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS—Material United States Federal Income Tax Consequences of the Merger" in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

        For purposes of our opinion, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and Plan of Merger dated as of November 2, 2007, by and among Gramercy, GKK Capital LP, GKK Stars Acquisition LLC, Merger Sub, GKK Stars Acquisition LP, AFRT, and First States Group, L.P. (the "Agreement"), and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Agreement are true, complete and correct, and the Registration Statement is true, complete and correct, and (iii) Gramercy, GKK Capital LP, GKK Stars Acquisition LLC, Merger Sub, GKK Stars Acquisition LP, AFRT, and First States Group, L.P. will treat and report the Merger for United States federal income tax purposes in a manner consistent with the discussion set forth in the section of the Registration Statement entitled "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS—Material United States Federal Income Tax Consequences of the Merger." If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion may be adversely affected.

        Our opinion is limited to the specific United States federal tax issues addressed herein and does not address the discussion set forth in the section entitled "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS—Material United States Federal Income Tax Considerations Applicable to Holders of Gramercy Common Stock" in the Registration Statement.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ WACHTELL, LIPTON, ROSEN & KATZ

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  Exhibit 8.1